Exhibit 8


                       [Letterhead of Hunton & Williams]

                                December 13, 1999


United Dominion Realty Trust, Inc.
10 South 6th Street
Richmond, Virginia  23219

                       United Dominion Realty Trust, Inc.
                                Qualification as
                          Real Estate Investment Trust
                          ----------------------------

Ladies and Gentlemen:

         We have acted as counsel to United Dominion Realty Trust, Inc., a Virginia corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on December 13, 1999 (the "Registration Statement") with respect to the offer and sale of up to $700 million of the debt securities, preferred stock, and common stock (together, the "Securities") of the Company. You have requested our opinion on certain United States ("U.S.") federal income tax matters in connection with the Offering. The Company is an equity real estate investment trust ("REIT") that owns and operates apartments.

         In connection with the opinion rendered below, we have examined and relied on the accuracy of the following:

1.       the Restated Articles of Incorporation of the Company;

2.       the Amended and Restated Bylaws of the Company;

3. the minutes of meetings of the Company's board of directors held during calendar years 1994, 1995, 1996, 1997, 1998, and 1999;

4. the letter ruling from the U.S. Internal Revenue Service (the "Service") to the Company dated December 21, 1989, regarding the characterization of certain amounts received by the Company from its rental properties (the "1989 Letter Ruling");

5. the Company's audited financial statements for the years ended December 31, 1994, 1995, 1996, 1997, and 1998;

6. the Company's U.S. federal income tax returns for taxable years 1994, 1995, 1996, 1997, and 1998;

7. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 4, 1998 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;


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8.       the partnership  agreements and operating agreements (together with the
Operating Partnership Agreement, the "Partnership Agreements") of any subsidiary partnerships or limited liability companies of the Company (the "Subsidiary Partnerships");

9. the prospectus for the Company's Dividend Reinvestment and Stock Purchase Plan dated January 16, 1998; and

10. the prospectus contained as part of the Registration Statement (the "Prospectus").

         In connection with the opinion rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. The Company qualified as a REIT for its 1993 taxable year and all prior taxable years;

3. During its 1999 taxable year and future taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated December 13, 1999 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

4. The Company will not make any amendments to its organizational documents or to the Partnership Agreements after the date of this opinion letter that would affect its qualification as a REIT for any taxable year;

5.       Each  partner  of  the  Operating   Partnership   and  the   Subsidiary
Partnerships (each, a "Partner") that is a corporation or other entity has a valid legal existence;

6. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby;

7. The 1989 Letter Ruling has not been and will not be revoked or modified by the Service;

8. There are no agreements or understandings among the parties that would define, supplement, or qualify the documents referred to above; and

9. No action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

         In connection with the opinion rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. No facts have come to our attention that would cause us to question the accuracy or completeness of the facts contained in the documents set forth above or the representations set forth in the Officer's Certificate in a material way.

         Based solely on the documents and the assumptions set forth above, the representations set forth in the Officer's Certificate, and without further investigation, we are of the opinion that:

         (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1998, and the Company's organization and current and contemplated method of operation are such as to enable it to continue so to qualify for its taxable year ending December 31, 1999, and in the future; and

         (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of United Dominion's Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Securities.

         Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review the Company's compliance with such documents, assumptions, and representations on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1999 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

         The foregoing opinion is based on current provisions of the Code and the Treasury regulations thereunder, published administrative interpretations thereof, and published court decisions. The Service has not issued Treasury regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                  Very truly yours,

                                  /s/ Hunton & Williams



07796/08074